                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     ATALANTA/SOSNOFF CAPITAL CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                     ATALANTA/SOSNOFF CAPITAL CORPORATION
                                101 Park Avenue
                             New York, N.Y. 10178

                                  -----------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  -----------

To the Stockholders of
Atalanta/Sosnoff Capital Corporation

         The Annual Meeting of Stockholders of Atalanta/Sosnoff Capital Corporation (the "Company") will be held at Bear, Stearns & Co. Inc., 245 Park Avenue, 10th Floor, New York, New York, on Thursday, May 8, 1997 at 11:00 a.m. local time, to consider and vote upon:

         1.       The election of directors for the ensuing year;

         2. Ratification of the appointment of independent auditors for 1997; and

         3.       Such other matters as may properly come before the meeting.

         The close of business on March 28, 1997 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, and any adjournments thereof. The Company's stock transfer books will not be closed.

                                       By Order of the Board of Directors,

                                       Anthony G. Miller
                                       Secretary

Dated: March 28, 1997


         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, AND WISH TO HAVE YOUR STOCK REPRESENTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                     ATALANTA/SOSNOFF CAPITAL CORPORATION
                                101 Park Avenue
                             New York, N.Y. 10178

                                  -----------

                                PROXY STATEMENT

                                  -----------



         This proxy statement is being mailed to the stockholders of Atalanta/Sosnoff Capital Corporation (the "Company"), on or about March 31, 1997 in connection with the Annual Meeting of Stockholders to be held at Bear, Stearns & Co. Inc., 245 Park Avenue, 10th Floor, New York, New York, on Thursday, May 8, 1997 at 11:00 a.m. and any adjournments thereof.

Record Date

         The close of business on March 28, 1997 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

Solicitation

         The enclosed proxy is solicited by the Board of Directors of the Company. The Chairman of the Board, the President and the Secretary have been designated by the Board of Directors to act as proxyholders. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time prior to the voting of the proxy, by delivering a valid superseding proxy or a written notice of revocation signed in the same manner as the original proxy, or by attending the meeting and voting in person.

Expenses

         The cost of preparing, assembling and mailing the notice, proxy statement and proxy will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone or telegraph. These persons may be reimbursed for their expenses. The Company may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Company will reimburse them for their expenses.

Voting by Mr. Sosnoff

         Martin T. Sosnoff, the Company's Chairman of the Board and Chief Executive Officer, who owns approximately 79.9% of the Company's outstanding common stock, has advised the Company that he intends to vote for the Board's nominees as directors of the Company, and for the other specified matters to be voted upon at the Annual Meeting. Accordingly, such matters can be approved without the vote of any other stockholders of the Company.

Dated:   March 28, 1997

Voting by Proxy

         If the stockholder is a corporation, the accompanying proxy card should be signed in its corporate name by an officer. If signed as attorney, executor, administrator, trustee or guardian, the signer's full title should be given and, if possible, a certificate or other evidence of appointment should be furnished.

         If the stockholder specifies on the proxy card how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify on the proxy card how the shares are to be voted, they will be voted "FOR" the election of the nominees for directors listed herein; and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent auditors for 1997.

         If the stockholder wishes to give a proxy to someone other than those designated by the Board of Directors, the three names appearing on the enclosed proxy card may be crossed out and the name of another person may be inserted. The signed proxy card should be presented at the meeting by the person representing the stockholder. Such person should have proof of identification.

Outstanding Stock

         The Company's common stock, $.01 par value, of which there were 8,812,401 shares outstanding as of March 28, 1997, constitutes the only class of voting securities issued by the Company. Stockholders will be entitled to cast one vote, in person or by proxy, for each share of the Company's common stock they hold.

                              GENERAL INFORMATION

Board of Directors

         The Board of Directors has responsibility for establishing broad corporate policies and for the overall management and performance of the Company, although it is not involved in day-to-day operating details. The members of the Board who are not senior officers of the Company are kept informed of the Company's business by various reports and documents given to them from time to time, as well as by operating, financial and other reports made at Board and Committee meetings.

         Regular meetings of the Board of Directors are generally held four times per year and special meetings are scheduled when required. The Board held four regular meetings in 1996, and acted by written consent on four occasions.

Compensation of Directors

         Non-employee directors receive an annual retainer of $12,000. They also receive a fee of $2,000 for each Board meeting attended, plus travel and incidental expenses. The maximum annual director's fee is $20,000. The two full-time employees who serve as directors receive only reimbursement of expenses, if any, actually incurred in attending meetings. During fiscal 1996 Messrs. Kenneth H. Iscol and Thurston Twigg-Smith received $20,000 each in compensation for serving as the non-employee directors of the Company. For information about the deferral of Mr. Iscol's compensation as a Board member, see "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

Committees of the Board

         The Committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information on the directors, set forth hereinafter in the proxy statement, identifies the Committee memberships held by each director.

         The Audit Committee recommends to the Board (for appointment by the Board and ratification by the stockholders) independent public accountants to be used by the Company, reviews recommendations made by the independent public accountants concerning the Company's accounting methods and system of internal controls, reviews and reports to the Board with respect to the audit conducted by the Company's independent public accountants, reviews with the independent auditors the firm's relationship with management, and approves each major professional service provided by the independent auditors in non- audit fields. The Audit Committee, which consists of two non- employee directors, met once in 1996.

         The Executive Committee has, subject to certain exceptions, all the powers and duties of the Board of Directors in the management of the Company when the Board is not in session and which are not in conflict with specific powers conferred by the Board upon any other Committee. The Executive Committee currently consists of the two employee directors. The Executive Committee did not formally meet during 1996.

         The Compensation Committee acts on recommendations of management concerning the compensation of executive officers of the Company, including the Chief Executive Officer, and sets compensation policy. A Sub-Committee of the Compensation Committee administers the Company's Management Incentive Plan. The Compensation Committee and the Sub-Committee met once in 1996. The Stock Option

Committee administers the Company's Stock Option, Incentive Stock Purchase and Restricted Stock Bonus Plans. This Committee did not meet in 1996.

         The Company has no standing Nominating Committee.

Compensation Committee Interlocks and Insider Participation

         Mr. Sosnoff, the Company's Chief Executive Officer and principal stockholder, is a member of the Compensation Committee and the Stock Option Committee. He does not participate in decisions relating to his compensation, is not a member of the Compensation Sub-Committee, and does not participate in decisions relating to the Management Incentive Plan. See "Board Compensation Committee Report" hereinafter in this proxy statement. These committees have two non-employee directors as members.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

         A Board of four directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. It is intended that the proxies will be voted for the following nominees:

              Kenneth H. Iscol, Robert J. Kobel, Martin T. Sosnoff and Thurston Twigg-Smith

         Each of the nominees has indicated his willingness to serve as a member of the Board of Directors, if elected; however, in case any nominee shall for any reason become unavailable for election the proxy holders will have discretionary authority to use the proxies they hold to vote for a substitute.

         Messrs. Kobel and Sosnoff were first elected by the stockholders in 1986, prior to the Company's initial public offering. Mr. Iscol was first elected by the stockholders in 1993, and Mr. Twigg-Smith was first elected by the stockholders in 1994.

         Messrs. Kobel and Sosnoff are senior executive officers of the Company.

         Information about the proposed nominees' principal occupations, Company committee memberships and other information follows. Information about their ownership of the outstanding common stock of the Company appears hereinafter under the caption, "Beneficial Ownership of Securities of the Company."

                           Name, Principal Occupation
                              and Other Information



KENNETH H. ISCOL, 57, for more than five years has been President and sole stockholder of Zackiva Communications Corporation (telecommunications investments), and a majority partner of Amarillo Celltelco (operator of cellular communications systems).

Mr. Iscol serves on the Audit, Compensation and Stock Option Committees.

ROBERT J. KOBEL, 47, has been President and Chief Operating Officer, and held other offices, with the Company and its subsidiaries since their inception. (1)
Mr. Kobel serves on the Executive Committee.

MARTIN T. SOSNOFF, 65, is the founder of the Company and has been Chairman of the Board and Chief Executive Officer of the Company and its subsidiaries since their inception. (1)

Mr. Sosnoff serves on the Executive, Compensation and Stock Option Committees.

THURSTON TWIGG-SMITH, 75, for more than five years has been Chairman of Board and Chief Executive Officer of Persis Corporation (newspaper publishing).

Mr. Twigg-Smith serves on the Audit, Compensation and Stock Option Committees.

-----------

(1) For information with respect to the voting agreement between Messrs. Sosnoff and Kobel, see the description of Mr. Kobel's employment agreement under the caption "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on annual compensation earned during fiscal 1996.

                                                                Annual Compensation
                                               ------------------------------------------------------
            Name and                                                                   Other Annual           All Other
       Principal Position         Year          Salary                Bonus            Compensation       Compensation (6)

       ------------------         ----          ------                -----            ------------       ----------------
Martin T. Sosnoff                   1996      $1,000,000             $245,700 (1)                                      $6,250
 Chairman of the Board,             1995       1,000,000              580,800 (1)                                       5,769
 Chief Executive Officer and        1994       1,000,000              375,400 (1)                                       5,769
         Director

Robert J. Kobel                     1996         700,000 (2)          245,700 (1)                                       7,500
 President, Chief                   1995         600,000 (2)          580,800 (1)                                       7,500
 Operating Officer and Director     1994         600,000 (2)          375,400 (1)                                       7,500

Craig B. Steinberg                  1996         500,000              245,700 (1)                                       7,500
 Executive Vice President           1995         500,000  (3)         348,600 (1)                                       7,500
 of subsidiaries                    1994         400,000  (3)         225,200 (1)                                       7,500

James D. Staub                      1996         140,000                                $415,824 (4)                    7,000
  Senior Vice President             1995         100,000                                 390,080 (4)                    5,000
  of subsidiaries                   1994         100,000                                 352,981 (4)                    5,000

William M. Knobler                  1996         366,667  (5)                            238,032 (5)                    7,500
  Senior Vice President             1995         300,000  (5)                             96,738 (5)                    7,500
  of subsidiary                     1994         400,000  (5)                            158,391 (5)                    7,500

---------------------

(1) Represents amounts received as bonuses by participants in the Company's Management Incentive Plan. See "Management Incentive Plan" hereinafter in this proxy statement.

(2) Mr. Kobel entered into a new employment agreement with the Company in December 1995. See "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

(3) Compensation received under an employment agreement with the Company. See "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

(4) Represents additional compensation paid to Mr. Staub in lieu of bonus based upon a percentage of investment advisory fees received by the Company from clients solicited by Mr. Staub under an agreement with the Company. See "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

(5) Represents the revenues received by the Company from clients of the Company to whom Mr. Knobler provides investment management services, net of the costs associated with such revenues under an arrangement with the Company. Mr. Knobler's salary is set by him within levels of such net revenues projected by the Company for each year.

(6) Represents contributions by the Company to the account of such officers under the Company's Profit Sharing Plan for its employees. See "Profit Sharing Plan" hereinafter in this proxy statement.

         None of the individuals listed above received non-cash compensation during 1996 in excess of the lesser of $50,000 or 10% of his total annual salary and bonus.

Comparative Stock Performance

         The following line graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Russell 2000 Index(1) and the Russell 2000/Financial Services Index(2) over the five year period ended December 31, 1996 (assuming the investment in the Company's common stock and such indices of $100 on December 31, 1991, and the reinvestment of all dividends):

     Comparison of Five Year Cumulative Total Stockholder Return Among the Company, Russell 2000 Index, and Russell 2000/Financial Services Index
                              [GRAPHIC OMITTED]

                            YEAR ENDED DECEMBER 31

                                             RUSSELL 2000/
          COMPANY     RUSSEL 2000 INDEX    FINANCIAL SERVICES INDEX
          -------     -----------------    -------------------------
  1991      100              100                    100
  1992       96              118                    148
  1993      150              141                    182
  1994       99              138                    183
  1995      259              178                    254
  1996      159              207                    328

                                                                                        Russell 2000/
                                                Company        Russell 2000           Financial Services
Annualized rates of return:
   5 years ended 12/31/96                         9.7%            15.7%                     26.8%

-----------
(1) The Russell 2000 Index is published by the Frank Russell Company and is widely recognized as a measure of the performance of small market capitalization stocks like the Company's common stock.

(2) The Russell 2000/Financial Services Index is an index of the performance of financial services companies within the Russell 2000 Index.

Board Compensation Committee Report

         The Board has requested that the Compensation Committee describe in this Report (a) its compensation policies generally applicable to the executive officers of the Company, including the specific relationship of corporate performance to executive compensation for 1996; and (b) the basis for Mr. Sosnoff's compensation in 1996, including the factors and criteria on which Mr. Sosnoff's compensation was based and the relationship of the Company's performance to such compensation describing the measures of performance on which such compensation was based.

Compensation Policies Generally Applicable to Executive Officers

         In formulating its compensation policies for executive officers, the Committee considers many factors, including the major factors described below:
Industry Compensation Standards, Salary History, Performance in Position, Tenure of Employment.

         The Committee believes that in order to attract and retain executive officers of the highest quality the Company must provide a total package of compensation which is competitive with other companies in the Company's segment of the financial services industry. The Committee also reviews the salary histories of current and prospective executive officers in making compensation recommendations. In addition, the Committee reviews information about the performance of executive officers. In formulating its compensation policies the Committee generally places less weight on the qualitative elements of executive officer performance, and more weight on the economic indices of the officer's performance measured by the financial performance of the aspect of the Company's business for which the officer is primarily responsible. (See "Company Performance-Financial.") The Committee believes that an officer's employment tenure is entitled to some weight in assessing appropriate levels of compensation.

         Company Performance-General

         The Committee believes that in the Company's case in the formulation of executive officer compensation policy the Committee should not accord significant weight to the market performance of the Company's common stock. The Committee notes that the Company has made substantial improvement in all indices of operating financial performance during the seven years ended December 31, 1996. Because of the ownership structure (only approximately 12% of the Company's common stock is held by non-employees) and lack of coverage by analysts, there is very little trading activity in the common stock of the Company. During 1996, aggregate market transactions in the Company's common stock equaled approximately 6.4% of the common stock outstanding. As a result, the performance of the common stock has not reliably reflected the financial results or prospects for the Company; instead, it generally reflects market forces which result in volatile stock performance because of the lack of market liquidity. Thus, in the Committee's view, the investment performance of the Company's common stock has not offered the Committee reliable guidance in formulating executive officer compensation policy and in setting appropriate compensation levels for the Company's executive officers.

Financial Performance

         The Committee has developed a number of financial performance criteria in formulating its executive compensation policy and a number of specific criteria assessing the appropriateness of specific executive officer compensation.

         In evaluating the performance of the executive officers of the Company as a group generally, and in reference to 1996 compensation, the Committee has reviewed the efficiency and productivity of the Company, and the Company's employees managed by the executive officers as measured by the following financial performance criteria: (1) Operating revenues, pre-tax operating income and pre-tax operating income per employee, (2) pre-tax operating income yield on assets under management, (3) pre-tax operating margin, (4) investment performance of managed assets, and (5) other financial criteria.

         In reviewing the compensation of specific executive officer positions, the Committee places more weight on criteria relevant to the responsibilities of that position. Thus, relatively more weight is attributed to revenue criteria in evaluating the performance of executives engaged primarily in marketing and investment management and related support activities and relatively more weight is attributed to income criteria in fixing the compensation of personnel engaged in cost management and related support activities.

         1996 Compensation and the Management Incentive Plan. The general year to year increases in compensation of the executive officers of the Company reflects the steady improvement in the operations of the Company. Operating revenues, operating income, operating margin and operating income per employee all reached seven year highs in 1996, and showed significant growth over 1995. The changes in 1996 overall compensation as compared to 1995 compensation for executive officers, with the exception of James D. Staub and William M. Knobler who have separate arrangements with the Company, are attributable to reduced bonus payments made under the Management Incentive Plan ("MIP"), as a result of a decline in the rate of growth in adjusted operating earnings in 1996 as compared with 1995. In the case of Mr. Kobel, his Employment Agreement provided for increased salary in 1996. See "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

         The MIP is designed to reflect the financial performance criteria which should be applied in determining executive officer compensation. It is based on pre-tax operating earnings before non-cash charges, which the Committee believes is an appropriate measure of the performance of executive personnel who function in the revenue producing and in the cost control areas of the Company. The MIP is administered by a Sub-Committee of the Compensation Committee, which is composed entirely of non-employee directors. The Committee believes that the MIP provides a stimulus to a continuing high level of commitment to further improvement in the financial performance of the Company. The Committee notes that (a) no awards are payable under the MIP unless there is a 9.5% or better improvement in adjusted operating earnings (as defined in the MIP) over the highest level of adjusted operated earnings achieved in any of the three immediately preceding fiscal years, (b) the annual award pool cannot exceed 50% of incremental adjusted operating earnings above the threshold and (c) aggregate annual bonuses under the MIP are capped at 10% of earnings per share in any one year. The Sub-Committee believes that these limitations strike an appropriate balance by fulfilling the need to continue to motivate executive personnel while not unduly impacting the financial results of the Company. For the three years ended December 31, 1998, the MIP was amended to change the method of allocation of the Award Bonus Pool and to provide for the participation by the three senior portfolio managers of the Company, Messrs. Sosnoff, Kobel and Steinberg, at 25% and by two other officers, Mr. Anthony G. Miller, Senior Vice President, Finance, and a former Vice President and Portfolio Manager in the Company's subsidiaries, at 12 1/2 % each. The MIP does not preclude the Board of Directors of the Company, upon approval of the Sub-Committee, from making discretionary bonus payments to participants in the MIP in addition to the amounts determined under the Plan.

         1996 Compensation of Mr. Sosnoff. Mr. Sosnoff has not participated in this part of the Committee's review or Report, or in its description of the basis for his compensation generally.

         The Committee notes that there are certain qualitative factors in the analysis of Mr. Sosnoff's compensation generally and in 1996 that, in its view, should be taken into account in establishing appropriate bases for such compensation. Mr. Sosnoff is the founder of the Company, which was founded in 1986 to acquire its operating subsidiaries and make a public offering of its Common Stock. Mr. Sosnoff is the founder of such subsidiaries and is the Company's principal stockholder. The Company bears his name. He also is a widely known and respected member of the financial community and has written regularly in the financial press. The Committee believes his reputation has enhanced the stature of the Company and has had a salutary affect on its marketing activities.

         In conjunction with the Company's other executive officers, Mr. Sosnoff's compensation is evaluated under the compensation policies generally applicable to executive officers, including the financial performance criteria considered relevant by the Committee.

         It is also the policy of the Committee to review Mr. Sosnoff's compensation in relation to the performance of the Company's client accounts for which he has primary responsibility in setting investment policy and the performance of the Company's own account. From 1990 through 1995, the Company significantly improved its standing in the performance ratings among investment management organizations which manage aggregate client assets of comparable size. However, in 1996 the investment performance in client accounts was significantly less than the performance of relevant benchmarks. In the Committee's view, the reduced bonus payments made to the three senior portfolio managers, including Mr. Sosnoff, under the MIP in 1996 accurately reflects the impact of underperformance in client accounts on the Company's operating earnings growth experienced in 1996.

Dated: March 11, 1997

                                          The Committee
                                          Kenneth H. Iscol
                                          Martin T. Sosnoff
                                          Thurston Twigg-Smith

                                          The Sub-Committee
                                          Kenneth H. Iscol
                                          Thurston Twigg-Smith

Stock Option, Purchase, Bonus, and Long Term Incentive Plans

         On December 7, 1995 the Company granted non-qualified options with an exercise price of $9.50 per share for 800,00 shares of its common stock to three senior executives under the Company's 1987 Stock Option Plans (" SOP "). Options on 650,000 shares were granted to Mr. Kobel, options on 100,000 shares were granted to Mr. Steinberg, and options on 50,000 shares were granted to Mr. Miller. No awards were made in 1996 under the Company's Restricted Stock Bonus Plan (" RSBP ") or the SOP. The 1996 Long Term Incentive Plan (" LTIP ") was approved in 1996. No awards were made under this Plan in 1996.

         No stock options or purchase rights were exercised during fiscal 1996 under the SOP and Incentive Stock Purchase Plan, and such Plans were canceled in connection with stockholder approval of the LTIP.

Grants and Awards Outstanding

         At December 31, 1996 there were an aggregate of 516,944 shares of Company common stock issued under the RSBP, all of which are owned by Mr. Kobel and fully vested. See "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

         At December 31, 1996 there were options to purchase 885,000 shares outstanding under the SOP. Options to purchase 235,000 shares are currently exercisable. Of such options, Mr. Kobel owns non-qualified options for 650,000 shares at an exercise price of $9.50 per share, 130,000 of which are exercisable. Such options had a value of $1.7 million at December 31, 1996. Mr. Steinberg owns non-qualified options for 100,000 shares at an exercise price of

$9.50 per share, 20,000 of which are currently exercisable. Such options had a value of $262,500 at December 31, 1996. Mr. Staub owns non-qualified options exercisable to purchase 25,000 shares at an exercise price of $14.00 per share. Such options had no value at December 31, 1996. Mr. Staub also owns incentive stock options for 50,000 shares at an exercise price of $6.13 per share, 40,000 of which are currently exercisable. Such options had a value of $225,000 at December 31, 1996.

Management Incentive Plan

         The purpose of the Management Incentive Plan (the "MIP") is to directly relate year end bonuses of participants to a minimum of 9.5% year-to-year growth in operating earnings of the Company (adjusted for non-cash charges under the RSBP and current year accruals under the MIP). The maximum aggregate award payable to participants under the MIP is subject to the limitation that it cannot result in a reduction of earnings per share of more than 10%. Incremental year-to-year adjusted operating earnings growth of less than 9.5% will result in no awards under the MIP. For every one percent of growth in year-to-year operating earnings above 9.5%, the aggregate award payable under the MIP increases in one and one quarter percent increments from 25% (at 9.5%) to a maximum of 50% (at 29.5%) of the amount of increase in adjusted operating earnings achieved in any of the immediately preceding three fiscal years of the Company. Each participant's share of the aggregate award is payable at year end in assigned percentages.

         For fiscal 1996, an aggregate of $860,000 in bonuses was awarded under the MIP, computed as described above, based upon an increase of 25.2% in adjusted operating earnings in fiscal 1996 as compared to fiscal 1995, resulting in a decrease in earnings per share for 1996 of 5%, or $0.05 per share after giving effect to the bonuses.

Profit-Sharing Plan

         The Company has a Profit-Sharing Plan for its employees. For the year ended December 31, 1996, contributions in the amount of $138,224 were made to the Plan.

AGREEMENTS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

         Mr. Kobel is party to an employment agreement (the "Agreement") entered into in December 1995, and continuing in effect until December, 1998. The Agreement provides for Mr. Kobel's employment with the Company in his current capacity at a base annual salary of $700,000, or such greater compensation as the Company shall from time to time determine, and in no event less than 60% of Mr. Sosnoff's base salary. In addition, the Agreement provides for a one-time $100,000 increase in base annual salary based upon the performance of the

Company's managed client accounts as described in the Agreement.

         Under the Agreement, Mr. Kobel is entitled to treat his employment under the Agreement as terminated and receive the greater of the balance of the compensation due thereunder or two years compensation, if his duties or authority are adversely changed or in the event of a change of control of the Company, as defined. Upon termination of his employment Mr. Kobel is subject to non-competition and non-solicitation restrictions. Under the Agreement, Mr. Sosnoff has agreed to vote for Mr. Kobel as a director of the Company so long as he is employed by the Company and to grant Mr. Kobel a limited conditional right of first refusal upon certain sales of his Company common stock, as described in the Agreement. As set forth in the Agreement, subject to certain exceptions, if Mr. Kobel exercises his right to terminate after a change in control (as defined) he must remain an employee with the Company for one year in order to receive his termination compensation.

         Upon termination of his employment Mr. Steinberg is subject to non-competition and non-solicitation restrictions under his employment agreement with the Company.

         Pursuant to Company policy, certain expenses of Mr. Sosnoff which were initially paid by the Company, to the extent the Company and Mr. Sosnoff have determined that such expenses would not be borne by the Company, were repaid to the Company with interest.

         Mr. Staub and certain other members of the marketing and sales staffs of the Company and its subsidiaries receive additional compensation based on varying percentages of the revenues attributable to Company clients they have solicited. Such compensation under certain conditions may continue after termination of employment.

         Mr. Iscol is a party to an agreement with the Company pursuant to which his director's compensation is deferred until he ceases to be a member of the Company's Board of Director's. Under this agreement, Mr. Iscol's deferred compensation fluctuates based upon an index of the investment performance of the Company's proprietary investment account.

         Options issued under the SOP and shares granted under the RSBP provide for accelerated vesting in the event of a change in control of the Company, as defined. Certain of the Company's agreements with employees provide for additional payments to them, or the right for such employee to terminate his employment and continue to receive payments from the Company in the event of a change in control, as defined.

         The directors, officers and employees of the Company or its operating subsidiaries are ordinarily required to execute personal securities transactions through the Company's broker-dealer subsidiary at a discount from the commission rates offered to unaffiliated customers. In addition, the Company provides personal investment management and advisory services to certain officers of the Company and its operating subsidiaries and their associates without charge.

                       BENEFICIAL OWNERSHIP OF SECURITIES

                                 OF THE COMPANY

         The following table sets forth information as of March 28, 1997 as to the beneficial ownership of Company common stock by (1) each person known by the Company to own 5% or more of the common stock, (2) each director and nominee for director of the Company, (3) the Company's Chief Executive Officer, (4) each of the Company's other four most highly compensated executive officers for fiscal 1996, and (5) the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them and use the Company's address as their business address, unless otherwise noted.

                                                                                               Percent of
Beneficial Owners                                       Shares Beneficially Owned               Class (9)
Martin T. Sosnoff                                              7,043,516 (1)                      77.9%
Robert J. Kobel                                                  726,944 (2)                       8.0%
Kenneth H. Iscol(3)                                                1,000                           (10)
William M. Knobler                                                 1,100 (4)                       (10)
James D. Staub                                                    65,000 (5)                        .7%
Craig B. Steinberg                                                20,800 (6)                        .2%
Thurston Twigg-Smith(7)                                            1,000                           (10)
All executive officers and directors
as a Group (10 persons)                                        7,879,947 (8)                      87.1%

-----------

(1) includes 6,000 shares owned as custodian for a minor child under the Uniform Gift to Minors Act.

(2) includes 516,944 shares issued under the Company's RSBP. See "Agreements and Transactions with Directors and Executive Officers" in this proxy statement. Includes 130,000 shares issuable upon exercise of currently exercisable options issued under the Company's Option Plans at an exercise price of $9.50 per share. Does not include non-currently exercisable options to purchase 520,000 shares at an exercise price of $9.50 per share.

(3)      Mr. Iscol's business address is 63 Lyndel Road, Pound Ridge, New York,
         10576.

(4) includes 600 shares held in his Individual Retirement Account, 100 shares held by his wife, 200 shares held by her Individual Retirement Account, and 200 shares held by a private charitable foundation controlled by Mr. Knobler.

(5) includes 25,000 shares issuable upon exercise of currently exercisable options issued under the Company's Option Plans at an exercise price of

         $14.00 per share and 40,000 shares so issuable at an exercise price of $6.13 per share. Includes non-currently exercisable options to purchase 10,000 shares at an exercise price of $6.13 per share.

(6) includes 20,000 shares issuable upon exercise of currently exercisable options issued under the Company's Option Plans at an exercise price of $9.50 per share. Does not include non-currently exercisable options to purchase 80,000 shares at an exercise price of $9.50 per share.

(7) Mr. Twigg-Smith's business address is Persis Corporation, P.O. Box 3110, Honolulu, Hawaii 96802.

(8) includes shares owned by executive officers of subsidiaries who have been designated as executive officers of the Company. Includes 235,000 shares subject to currently outstanding options under the Option Plans. Does not include non-currently exercisable options to purchase 650,000 shares.

(9) Calculated on the basis of 8,812,401 shares outstanding plus 235,000 shares subject to currently exercisable options.

(10)     less than .1% of shares outstanding.

                                   PROPOSAL 2

                             APPOINTMENT OF AUDITORS

         The Board of Directors, upon recommendation of the Audit Committee, reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for 1997 subject to ratification by the stockholders. Arthur Andersen LLP has served as the independent auditors for the Company since 1989.

         A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

         The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors.

                              STOCKHOLDER PROPOSALS

         Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than November 21, 1997 directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                  OTHER MATTERS


         The Board of Directors knows of no other matters which may come before the meeting. If any matters other than those referred to above should properly come before the meeting, it is the intention of the persons designated by the Board to serve as proxies to vote such proxies in accordance with their best judgment.

         If any of the proposed nominees for election to the Board of Directors should become unavailable to serve at or before the time of the meeting, a substitute nominee or nominees may be chosen by the persons authorized by the Board to vote the proxies.

                                       By Order of the Board of Directors,

                                       Anthony G. Miller
                                       Secretary